Exhibit 99.2

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 883-2397

NPS APPOINTS FRANCOIS NADER, M.D.,

TO EXECUTIVE VICE PRESIDENT AND COO

Parsippany, NJ – July 3, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today the promotion of Francois Nader, M.D., to executive vice president and chief operating officer. Dr. Nader joined NPS in June 2006 as chief medical and commercial officer. Prior to joining NPS, he was a venture partner at Care Capital, LLC, a life-science venture capital firm. Previously, he served as senior vice president, Integrated Healthcare Markets and head, North American Medical and Regulatory Affairs at Aventis Pharmaceuticals. His pharmaceutical career began at Rhone-Poulenc, where he held several positions of increasing responsibility, including Head of Global Commercial Operations in the Pasteur Vaccines division.

In his new role, Dr. Nader will be responsible for managing NPS’s research and development, regulatory affairs and commercial operations along with planning and implementing the company’s outsourcing business model, announced as part of the recent restructuring of operations. He will continue to report to NPS president and CEO, Tony Coles, M.D.

Dr. Coles stated: “This appointment reflects the valuable strategic and operations management skills which Francois brings to NPS and their importance to our company as we execute our aggressive restructuring plan and focus our investments on our late-stage assets. We have great confidence in Francois’ abilities and leadership to advance our product pipeline and we look forward to his continuing contributions to NPS’s success.”

About NPS Pharmaceuticals

NPS discovers and develops small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All information in this press release is as of July 3, 2007 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter-ended March 31, 2007.

5